CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statements of Additional Information constituting parts of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 9, 1996, relating to the financial statements and financial highlights of the John Hancock Global Marketplace Fund, the John Hancock Global Rx Fund and the John Hancock Pacific Basin Equities Fund, which appear in such Statements of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Independent Auditors" in such Statements of Additional Information and under the headings "Financial Highlights" in such Prospectus.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
December 19, 1996